Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (Registration No. 333-107438, Registration No. 333-144265, Registration No. 333-162733, and Registration No. 333-159282) and Registration Statement on Form S-3 (Registration No. 333-145988 and Registration No. 333-166169) of NeoStem, Inc. of our report dated March 31, 2010 (except with respect to the retrospective adjustment of the financial statements for the year ended December 31, 2009 for the final allocation of the purchase price associated with the Erye acquisition discussed in Note 4 as to which the date is April 5, 2011), with respect to the consolidated financial statements of NeoStem, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K of NeoStem, Inc. for the year ended December 31, 2010.

/s/ Holtz Rubenstein Reminick LLP
Holtz Rubenstein Reminick LLP
Melville, New York
April 5, 2011